Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

Between

AMERICAN ENERGY OPERATIONS, INC.,

BREITBURN ENERGY PARTNERS L.P.,

and

BREITBURN OPERATING L.P.,

dated

November 21, 2012

TABLE OF CONTENTS

Article 1

CONTRIBUTION AND CONSIDERATION

Article 2

CONSIDERATION

Section 2.1	Consideration	4
Section 2.2	Adjustments to Consideration	4
Section 2.3	Common Units Consideration	5
Section 2.4	Allocation of Consideration	5
Section 2.5	Closing Settlement Statement	5

Article 3

TITLE MATTERS

Section 3.1	AEO’s Title	5

Article 4

intentionally omitted

Article 5

REPRESENTATIONS AND WARRANTIES OF AEO

Article 6

REPRESENTATIONS AND WARRANTIES OF BREITBURN

Article 7

COVENANTS

Article 8

CLOSING

Section 8.1	Conditions Precedent of AEO	17
Section 8.2	Conditions Precedent of BreitBurn	18
Section 8.3	Closing	18

Article 9

POST-CLOSING OBLIGATIONS

Section 9.1	Final Settlement Statement	19
Section 9.2	Additional Payments Received	20
Section 9.3	Revenue Processing	20

Article 10

OBLIGATIONS AND INDEMNITIES

Section 10.1	Retained Obligations	20
Section 10.2	Assumed Obligations	21
Section 10.3	Indemnification by AEO	21
Section 10.4	Indemnification by BreitBurn	23

Article 11

INDEPENDENT INVESTIGATION AND DISCLAIMER

Section 11.1	DISCLAIMER	25
Section 11.2	Independent Investigation	26

Article 12

DISPUTE RESOLUTION

Section 12.1	General	26
Section 12.2	Senior Management	26
Section 12.3	Dispute Resolution by Independent Expert	27
Section 12.4	Limitation on Arbitration	27

Article 13

TERMINATION

Section 13.1	Events of Termination	27
Section 13.2	Effect of Termination	28

Article 14

MISCELLANEOUS

Section 14.1	Counterparts	28
Section 14.2	Notice	28
Section 14.3	Expenses	28
Section 14.4	Governing Law and Venue	29

Section 14.5	Captions	29
Section 14.6	Waivers	29
Section 14.7	Assignment	29
Section 14.8	Entire Agreement	29
Section 14.9	Amendment	29
Section 14.10	No Third-Party Beneficiaries	29
Section 14.11	References	30
Section 14.12	Construction	30
Section 14.13	Limitation on Damages	30
Section 14.14	Timing	30
Section 14.15	Severance	30

EXHIBITS

Exhibit A - Lands

Exhibit B - Wells

Exhibit C - Contracts

Exhibit D – Easements

Exhibit E – Permits

Exhibit F – Equipment

Exhibit G – Not Used

Exhibit H – Not Used

Exhibit I – Closing Settlement Statement

Exhibit J – Consents

Exhibit K – Preferential Rights

Exhibit L – Compliance with Laws

Exhibit M – Current Commitments

Exhibit N –Required Consents

Exhibit O – Deed

Exhibit P –Assignment

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”), is executed as of November 21, 2012, by and between American Energy Operations, Inc., a California corporation (“AEO”), BreitBurn Energy Partners L.P., a Delaware limited partnership (“Parent”) and BreitBurn Operating L.P., a Delaware limited partnership (“BreitBurn”). AEO, Parent and BreitBurn are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

AEO owns oil and gas properties including real and personal, tangible and intangible interests described generally in Exhibits A through F attached hereto and incorporated herein by reference for all purposes, which are more fully defined below as “Assets.”

AEO desires to transfer to BreitBurn and BreitBurn desires to accept from AEO the Assets in the manner and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

Article 1

CONTRIBUTION AND CONSIDERATION

Section 1.1 Contribution. Subject to and in accordance with the terms and conditions of this Agreement, at Closing, AEO hereby agrees to contribute to BreitBurn, and BreitBurn hereby agrees to acquire from AEO, the Assets in exchange for Forty Million Dollars ($40,000,000) (the “Cash Consideration”) plus 3,013,561 common units representing limited partnership interests (“Common Units”) in Parent (such units, the “Common Units Consideration”) (together with the Cash Consideration, the “Consideration”), as adjusted in accordance with the other terms of this Agreement.

Section 1.2 Assets. As used herein, Assets means all of AEO’s right, title and interest in and to the properties, wells, rights, titles, working interests, net revenue interests, and estates, whether real and/or personal, movable and/or immovable, tangible and/or intangible, which are generally described or referenced in Exhibits A, B, C, D, E, and F, including the following (irrespective of whether AEO’s interest therein may be incorrectly or incompletely described in, or omitted from, such Exhibit A, B, C, D, E or F, but not including any of the “Excluded Assets” described below):

(a) Lands. Without limitation, all right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of AEO in and to the lands described on Exhibit A (the “Lands”), and all oil, gas and other minerals, including mineral interests, royalty interests, overriding royalty interest, non-participation royalty interests, working interests, rights of assignment and reassignment, net revenue interests, record title interests, undeveloped locations and all other interests in and under the Lands, including the rights to explore for and produce oil, gas or other minerals in and under the Lands, or any portion thereof, whether or not described on Exhibit A;

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(b) Wells. All right, title and interest of AEO in and to all oil, gas, water or injection wells located on the Lands, whether producing, shut-in, plugged and abandoned, or temporarily abandoned, including the wells and well locations described on Exhibit B (“Wells”);

(c) Rights in and to Production. All right, title and interest of AEO in and to all oil, gas, condensate, and other minerals produced from or attributable to the Lands and Wells from and after the Effective Time (as defined below);

(d) Contract Rights. All right, title and interest of AEO in and to the unit agreements, pooling agreements, orders and decisions of courts or regulatory authorities establishing or relating to units, unit operating agreements, communitization agreements, gas purchase agreements, oil purchase agreements, casinghead gas purchase agreements, gathering agreements, transportation agreements, processing or treating agreements, farm-out agreements, farm-in agreements, participation agreements, disposal agreements, surface agreements, water purchase/sale agreements, electrical power/services agreements, licenses (whether exclusive or non-exclusive), any other agreements relating to the Assets, to include all rights in causes of action relative to any representations and warranties or obligations related to such agreements, described on Exhibit C (“Contracts”);

(e) Easements. All right, title and interest of AEO in and to any rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with the Assets and/or the Lands described in Exhibits A, B, C, E, or F, including the Easements described on Exhibit D (“Easements”);

(f) Permits. All right, title and interest of AEO in the permits and licenses of any nature owned, held or operated by AEO in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with the Assets described on Exhibit E (“Permits”);

(g) Equipment. All right, title and interest of AEO in all materials, supplies, equipment, machinery, fixtures and other tangible personal property and improvements located on the Assets or used or held for use in connection with the ownership, operations, development and maintenance of the Assets including any wells, tanks, boilers, buildings, fixtures, tubing, casing, wellheads, valves, meters, separators, gates, cattleguards, fences, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, down-hole material and devices, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, maintenance rigs, rolling stock, vehicles, and other appurtenances, improvements and facilities, including the South Belridge Pipeline System, approximately four (4) miles in length, running from the NW/4 of Section 12, T28S-R20E to the SE/4 of Section 19, T28S-R21E, Kern County, California (the “Pipelines”), and that equipment and inventory identified and described on Exhibit F (“Equipment”);

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(h) Files, Books, and Records. All files and records relating to the Assets, leases, assignments, deeds, contracts, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, reserve studies and evaluations, files, books, records, data, and accounting records, including copies of checks and invoices, related solely to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof (“Information”); provided that AEO shall have the right to retain copies, at its own expense, of any of the Information; and

(i) Geophysical Data. All of AEO’s seismic, geophysical, geological, geochemical and other geotechnical information and data relating to the Assets, to the extent transfer thereof does not require consent; provided that AEO shall make reasonable efforts, not involving the making of any payment, to obtain such consent.

Section 1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the following (“Excluded Assets”):

(a) Receivables. All trade credits, accounts receivable, notes receivables and other receivables attributable to AEO’s interests in the Assets with respect to any period prior to the Effective Time; and

(b) Claims and Causes of Action. All claims and causes of action held by AEO against other persons arising from breaches, acts, omissions or events or damage to or destruction of property occurring prior to the Effective Time.

(c) Tax Refunds. Any refunds of Taxes attributable to periods ending prior to the Effective Time.

Section 1.4 Closing; Effective Time; Proration of Costs and Revenues.

(a) Closing and Effective Time. The conveyance of the Assets to BreitBurn shall be effective as of 7:00 A.M., local time, where the Assets are located, on November 1, 2012 (“Effective Time”). Title thereto shall be delivered at the closing, which shall take place on or before November 30, 2012 (“Closing” or “Closing Date”) in the office of BreitBurn in Los Angeles, California, or such other place as the parties so mutually agree. Possession of the Assets shall be transferred from AEO to BreitBurn at the Closing, but certain financial benefits and burdens of the Assets shall be transferred as of the Effective Time, as described below.

(b) Proration of Costs and Revenues. BreitBurn shall be entitled to all production from or attributable to the Lands, Wells, Units and other interests among the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect thereto) all Property Costs (as defined below) incurred at and after the Effective Time, except to the extent any Property Costs are related to matters subject to any indemnity by AEO. The terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles (“GAAP”) and Council of Petroleum Accountants Society (“COPAS”) standards. “Property Costs” means all operating expenses incurred in the ordinary course of business (including costs of insurance and Asset Taxes) and capital expenditures incurred in the ownership and operation of the Assets including royalties and other burdens upon, measured by or payable out of proceeds from production, rentals and other lease maintenance payment, but excluding any costs or expenses of litigation. AEO shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. AEO shall provide to BreitBurn, no later than five Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Consideration pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined below). Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, BreitBurn shall be responsible for the portion allocated to the period at and after the Effective Time and AEO shall be responsible for the portion allocated to the period before the Effective Time.

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Section 1.5 Delivery and Maintenance of Records.

(a) Within three days after execution of this Agreement, AEO shall deliver well files, revenue decks, accounts payable vendor listings, production information, and royalty owner information.

(b) AEO may retain copies of any of the Information that it needs for litigation, tax, accounting, and auditing purposes and may use it only for those purposes.

Article 2

CONSIDERATION

Section 2.1 Consideration. The consideration for the Assets under this Agreement shall be the Cash Consideration and the Common Units Consideration (the Cash Consideration and the Common Units Consideration together, the “Consideration”). The Adjusted Cash Consideration shall be paid by BreitBurn in accordance with Section 2.2 at Closing in U.S. Dollars by wire transfer in same day funds to one or more bank accounts of AEO (the details of which shall be provided by AEO to BreitBurn by written notice given at least three (3) Business Days prior to Closing) or as otherwise provided in Section 2.2. The Common Units Consideration shall be delivered by BreitBurn to AEO at Closing.

Section 2.2 Adjustments to Consideration. The Cash Consideration for the Assets shall be adjusted as follows (the “Adjusted Cash Consideration”) with all such amounts being determined in accordance with GAAP and COPAS standards:

(a) Reduced by the aggregate amount of the proceeds received by AEO between the Effective Time and the Closing Date (the “Adjustment Period”) earned with respect to the Assets during the Adjustment Period;

(b) Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets which are paid by AEO and incurred from and after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a); and

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(c) Increased by $132,095, which is the value of all oil in stock tanks as of the Effective Time that was produced from the Assets, above the connection therefor and was not sold by AEO, determined by using the contract price at the Effective Date for such oil by the purchaser thereof (the “Inventory”).

Section 2.3 Common Units Consideration. If Parent shall at any time prior to the Closing subdivide its Common Units, by split-up or otherwise, or combine its Common Units, or issue additional Common Units as a dividend or distribution with respect to any Common Units, appropriate adjustments shall be made to the number of Common Units issuable to AEO hereunder.

Section 2.4 Allocation of Consideration. To the extent required by Law, BreitBurn and AEO shall agree prior to Closing upon an allocation of the Consideration among each of the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties agree that substantially all of the Consideration is properly allocated to Class V assets. The Parties agree not to assert, and will cause their respective affiliates not to assert, in connection with any audit or other proceeding with respect to Taxes or in connection with the filing of any Tax Return, any asset values or other items inconsistent with an agreed allocation pursuant to this Section 2.4.

Section 2.5 Closing Settlement Statement. No later than five Business Days before the Closing Date, AEO shall deliver to BreitBurn a draft settlement statement setting forth its calculation of the Adjusted Cash Consideration (the “Closing Settlement Statement”), which statement shall be substantially in the form of Exhibit I and which shall reflect each adjustment made in accordance with this Agreement as of the date of preparation of such Closing Settlement Statement and the calculation of the adjustments used to determine such amount.

Article 3

TITLE MATTERS

Section 3.1 AEO’s Title. AEO makes no warranty of title with respect to the Assets except for the “Special Warranty” included in the Deed.

Article 4

intentionally omitted

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Article 5

REPRESENTATIONS AND WARRANTIES OF AEO

As used in this Article 5, “knowledge” shall mean the actual present knowledge (excluding any imputed or implied knowledge and without any obligation to make additional inquiries or investigations) of any fact, circumstance or condition by Lee Ross, Joe Grigg, Gregg Martin or Dennis Weese.

Except as set forth on the schedules of exceptions and disclosures delivered in connection herewith (the “AEO Disclosure Schedule”) AEO represents and warrants as follows:

Section 5.1 Existence and Qualification. AEO is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

Section 5.2 Power. AEO has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of AEO. This Agreement has been duly executed and delivered by AEO (and all documents required hereunder to be executed and delivered by AEO at Closing will be duly executed and delivered by AEO), and at the Closing such documents will constitute the valid and binding obligations of AEO, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Valid Agreement. All instruments required hereunder to be executed and delivered by AEO shall be duly executed and delivered to BreitBurn and shall constitute legal, valid and binding obligations of AEO. The execution and delivery by AEO of this Agreement, the consummation of the transactions set forth herein and the performance by AEO of AEO’s obligations hereunder shall be duly and validly authorized by all requisite action on the part of AEO and will not violate, conflict with or result in any violation or breach of any provision of (i) any material agreement, contract, mortgage, lease, license or other instrument to which AEO or the Assets are party or by which AEO or the Assets are bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to AEO or the Assets; or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which AEO or the Assets are subject.

Section 5.4 Brokers. AEO has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect for this transaction for which BreitBurn shall have any obligation or liability.

Section 5.5 Equipment. All Wells and Equipment are, to AEO’s knowledge, in all material respects, in a state of reasonable repair (subject to normal wear and tear, maintenance and ongoing upgrades or replacement consistent with past practice) so as to be adequate for present uses and operations. The Equipment and Contracts, together with all other properties and assets included in the Assets, are sufficient for the continued conduct of the operation of the Assets after the Closing in substantially the same manner as conducted prior to the Closing in all material respects and constitute all of the rights, property and assets necessary to conduct the operation of the Assets as currently conducted. The Parties agree that this representation and warranty shall only apply to Equipment worth an estimated value of $25,000 or more.

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Section 5.6 Payments.

(a) All rentals, royalties, excess royalty, overriding royalty interests, production payments, fees, and other payments due and/or payable by AEO or by its predecessors in title to mineral and royalty holders and other interest owners on or prior to the date hereof under or with respect to the Assets have been paid;

(b) AEO is not obligated under any contract or agreement for the sale of oil or gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefore; and

(c) There are no suspended funds or unpaid royalties attributable to the Assets.

Section 5.7 Imbalances.

(a) No person is entitled to receive any portion of AEO’s production from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of production from the Assets under any operating agreement, or oil or gas balancing, storage agreement, processing or dehydration agreement, transportation agreement, purchase agreement or other agreements;

(b) AEO is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any oil or gas contract or other agreement with shippers with respect to the Assets; and

(c) AEO is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 5.8 Condemnation. To AEO’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.9 Rights of First Refusal and Consents to Assign. Any consent required for the implementation of the conveyance contemplated by this Agreement is listed on Exhibit J and has been obtained. Any right of first refusal preference right or similar right applicable to the Assets or implicated by this Agreement is listed on Exhibit K and have been waived.

Section 5.10 Contracts. Exhibit C lists each contract and agreement with regard to the ownership and operation of the Assets. To AEO’s knowledge, AEO, is not (nor will be with due notice, lapse of time or both) in default under any Contract that is part of the Assets. To AEO’s Knowledge, all Contracts that are part of the Assets are in full force and effect. No notice of default or breach has been received or delivered by AEO under any Contract that is part of the Assets, the resolution of which is currently outstanding.

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Section 5.11 Legal Proceedings. There are no proceedings, actions, claims or suits, or to AEO’s knowledge, investigations or inquiries by or before any arbitrator or Governmental Entity pending or, to AEO’s knowledge, threatened, against or affecting the Assets (including any actions challenging or pertaining to AEO’s title to any of the Assets), or affecting the execution and delivery of this Agreement by AEO or the consummation of the transactions contemplated hereby by AEO.

Section 5.12 Foreign Person. AEO is neither a “foreign person” nor a “disregarded entity” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations.

Section 5.13 Compliance with Laws. Except as described in Exhibit L, AEO has not received written notice that it is in violation of in any material respect of any applicable Law or is under investigation by any Governmental Entity for potential non-compliance in any material respect with any applicable Law. Except for Laws requiring the obtaining or maintenance of a Permit, or for Environmental matters that are the subject of Section 5.17 and 5.19, respectively, AEO is in compliance in all material respects with all applicable Laws with respect to its ownership and operation of the Assets.

Section 5.14 Current Commitments. Exhibit M sets forth as of the date of this Agreement all commitments for capital expenditures (“AFEs”) in excess of $50,000 per individual AFE or series of related AFEs, in each case, received or issued by AEO and relating to AEO’s interest in the Assets that are binding on AEO with respect to the Assets and that AEO reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $50,000.

Section 5.15 Plugging and Abandonment Obligations. Except as contemplated by AEO’s Plugging and Abandonment Plan, there are no Wells operated by AEO that (a) relate or are subject to an order from any Governmental Authority requiring that such Well be plugged and abandoned, (b) are not in use for purposes of production or injection, nor suspended or temporarily abandoned, or, to AEO’s knowledge, that have been plugged and abandoned, but have not been plugged or abandoned in material compliance with all applicable requirements of each Governmental Authority having jurisdiction over such Well, (c) to AEO’s knowledge, are not properly permitted by the Governmental Authority having jurisdiction thereover, or (d) have not been drilled and completed in compliance with all applicable Laws.

Section 5.16 No Prepayments. AEO is not obligated by virtue of any prepayment arrangement for the sale of hydrocarbons and/or any take or pay or other similar provisions of a production payment or other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving full payment therefor.

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Section 5.17 Compliance with Permits. (a) AEO has obtained and is maintaining all Permits that are necessary or required for the ownership, development and operation of the Assets by AEO; (b) all such Permits are in full force and effect; and (c) there are no proceedings pending or, to AEO’s knowledge, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.

Section 5.18 Tax.

(a) Each material Tax Return required to be filed by AEO or otherwise with respect to the Assets has been timely and properly filed under applicable laws, and all Taxes due and owed by AEO or otherwise relating to the Assets have been timely and properly paid;

(b) None of the Assets is subject to or deemed to be owned by any arrangement properly treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code;

(c) The Assets are not subject to any lien for Taxes, other than for current period Taxes not yet due and payable;

(d) AEO has not received notice of any pending claim with respect to the Assets from any Taxing authority for assessment of Taxes, and there are no ongoing audits, suits, proceedings, assessments, reassessments, deficiency claims or other claims relating to any Taxes with respect to the Assets by any applicable Taxing authority;

(e) AEO has not waived any statute of limitations in respect of any Taxes relating to the Assets, nor has AEO or any of its affiliates agreed to any extension of time with respect to any Tax assessment or deficiency relating to the Assets;

(f) All of the Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the Assets constitutes omitted property for property tax purposes; and

(g) There are no Tax liabilities of AEO that could result in liability to BreitBurn as a transferee or successor or otherwise attach to the Assets.

Section 5.19 Environmental Matters.

(a) With respect to the Assets, AEO has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, or other binding consensual arrangements or commitments pursuant to Environmental Laws that impose conditions that prevent the development or operation of any portion of the Assets by AEO;

(b) AEO has not received notice from any person of any Release or threatened Release of Hazardous Substances at or from any of the Assets or any liability of AEO (with regard to the Assets) to any person or Governmental Entity pursuant to any Environmental Law;

(c) AEO has made access available to BreitBurn complete and accurate copies of all environmental assessment and audit reports and studies and all similar documentation and correspondence in the possession of or control of AEO and addressing potentially material Environmental Liabilities or obligations relating to ownership or operation of the Assets;

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(d) With respect to the Assets and operations thereon, there are no material uncured violations of any Environmental Law and no material Environmental Liabilities;

(e) The Asset are not subject to any Environmental Condition; and

(f) AEO is not subject to any pending, written claim or, to the knowledge of AEO, threatened, complaint or claim, related to any material noncompliance with, or material liabilities arising under Environmental Laws with respect to the Assets or the operation of the Assets.

Section 5.20 Investment Representations.

(a) Experience; Status.

(i) AEO is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. To the extent necessary, AEO has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of an investment in the Common Units that AEO will receive at Closing.

(ii) AEO is an “accredited investor” (as such term is used in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), is able to bear the economic risk of its investment in the Common Units indefinitely and has sufficient net worth to sustain a loss of its entire investment in Parent without economic hardship if such loss should occur.

(b) Access to Information.

AEO has not received representations or warranties from Parent or BreitBurn, or their employees, affiliates, attorneys, accountants or agents, except as set forth in this Agreement, and has undertaken such due diligence pertaining to Parent and BreitBurn as AEO deems adequate.

(c) Investment Purposes.

(i) AEO is acquiring the Common Units solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction in violation of the federal or state securities laws. AEO will hold the Common Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof within the meaning of the Securities Act, except in compliance with applicable federal and state securities laws. AEO understands that the Common Units have not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of AEO’s representations as expressed herein. AEO understands that Parent is relying, in part, upon the representations and warranties contained in this Section 5.20 for the purpose of determining whether this transaction meets the requirements for such exemption.

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(ii) AEO understands that at Closing the Common Units will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Common Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Article 6

REPRESENTATIONS AND WARRANTIES OF BREITBURN

Parent and BreitBurn each represents and warrants to AEO at the Closing, as follows:

Section 6.1 Corporate Authority. BreitBurn is a limited partnership duly organized and in good standing under the laws of the State of Delaware, is duly qualified and in good standing to carry on its business in the state where the Assets are located and that it has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

(a) BreitBurn shall deliver to AEO at the Closing written resolutions evidencing BreitBurn’s authority to execute and deliver this Agreement and all related documents and to perform its obligations hereunder.

(b) BreitBurn shall deliver to AEO a certificate of existence issued by the State of Delaware dated no earlier than five Business Days prior to the Closing Date.

Section 6.2 Valid Agreement. This Agreement constitutes the legal, valid and binding agreement of BreitBurn, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity. All instruments required hereunder to be executed and delivered by BreitBurn shall be duly executed and delivered to AEO and shall constitute legal, valid and binding obligations of BreitBurn. The execution and delivery by BreitBurn of this Agreement, the consummation of the transactions set forth herein and the performance by BreitBurn of BreitBurn’s obligations hereunder have been duly and validly authorized by all requisite action on the part of BreitBurn and will not conflict with or result in any violation of any provision of (i) any agreement, partnership agreement, contract, mortgage, lease, license or other instrument to which BreitBurn is a party or by which BreitBurn is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to BreitBurn, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which BreitBurn is subject.

Section 6.3 Governmental Approvals. BreitBurn shall obtain all required local, state, federal governmental and agency permissions, approvals, permits, bonds and consents as required to assume AEO’s obligations and responsibilities attributable to the Assets as assumed by BreitBurn under this Agreement.

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Section 6.4 Brokers. BreitBurn has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which AEO shall have any obligation or liability.

Section 6.5 Parent SEC Reports; Financial Statements.

(a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Parent with the Securities and Exchange Commission (“SEC”) since January 1, 2012 (such documents being collectively referred to as the “Parent SEC Reports”). Each Parent SEC Report (i) at the time filed or, if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Report and (ii) did not, at the time it was filed (or, if amended or superseded by a filing or amendment prior to the date hereof, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements contained in the Parent SEC Reports (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and (ii) fairly present, in all material respects, the consolidated financial position and operating results, equity and cash flows of Parent and its Subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal, recurring and year-end audit adjustments.

(c) Parent, and its Subsidiaries, have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent and its subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Section 6.6 Capitalization of Parent and Valid Issuance of Common Units.

(a) BreitBurn has made available to AEO a true and correct copy of the Partnership Agreement, as amended through the date hereof. The Common Units comprising the Common Units Consideration shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Partnership Agreement;

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(b) The issuance of the Common Units comprising the Common Units Consideration represented thereby has been duly authorized by Parent pursuant to the Partnership Agreement and, when issued and delivered to AEO in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement, this Agreement and under applicable state and federal securities Laws and other than such liens as are created by AEO; and

(c) Parent’s currently outstanding Common Units are quoted on The Nasdaq Global Market and Parent has not received any notice of delisting.

Section 6.7 Tax. For United States federal Tax purposes (and state, local, and foreign Tax purposes where applicable), BreitBurn is disregarded as an entity separate from Parent. Parent is, and has only been, classified as either a disregarded entity or a partnership for United States federal Tax purposes (and state, local, and foreign Tax purposes where applicable). Parent does, and reasonably expects to continue to, meet the gross income requirements of Section 7704(c)(2) of the Code, and Parent is not, and does not reasonably expect to be, treated as a corporation under Section 7704(a) of the Code or Treasury Regulations section 301.7701-2.

Section 6.8 Investment Company Status. Parent is not now, and after the issuance of the Common Units comprising the Common Units Consideration will not be, and is not controlled by or under common control with, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.9 Offering. Assuming the accuracy of the representations and warranties of AEO contained in Section 5.20 of this Agreement, the issuance of the Common Units comprising the Common Units Consideration pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Parent nor any authorized representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Article 7

COVENANTS

Section 7.1 Prior to Closing. BreitBurn agrees to indemnify, defend and hold harmless AEO, its parent, subsidiary, affiliate corporations, directors, officers, employees, agents and representatives from and against any and all claims, causes of action, liabilities, damages, losses, costs and expenses (including court costs, expenses of litigation and reasonable attorney’s fees) in connection with personal injuries, including death or property damage to the extent arising out of or relating to the access of BreitBurn, its officers, employees, and representative to such properties and to the records and other related information as permitted under this Agreement. AEO will provide reasonable access to its officers, employees, and representative to such properties and to the records and other related information to BreitBurn.

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Section 7.2 Tax Matters.

(a) From the Effective Date through the Closing Date, AEO shall be responsible for filing with the Tax authorities the applicable Tax Returns for Asset Taxes that are required to be filed on or before the Closing Date and paying all Asset Taxes with respect to the Assets that are due and owing on or before the Closing Date. BreitBurn shall be responsible for filing with the appropriate taxing authorities the applicable Tax Returns for all Asset Taxes (other than Taxes described in clause (i) of Section 7.2(b)) required to be filed after the Closing Date and paying all Asset Taxes that become due and owing after the Closing Date; provided, however, that in the event that AEO is required by applicable Tax Law to file a Tax Return for Asset Taxes after the Closing Date, AEO shall file such Tax Return and pay the Asset Taxes reflected on such Tax Returns as due and owing.  In each case, the Parties may be entitled to reimbursement for all or a portion of such Asset Taxes in accordance with the principles of Sections 1.4(b) and 7.2(b).

(b) AEO shall indemnify and hold harmless BreitBurn with respect to (i) any and all income Taxes, capital gains Taxes, franchise Taxes and similar Taxes imposed by any applicable Laws on AEO or any of its affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, whether before or after the Closing Date, (ii) any Asset Taxes in respect of the Assets for all Tax periods, or portions thereof, ending at or prior to the Effective Time (including Taxes with respect to the Assets allocable to AEO pursuant to Section 1.4(b)), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, whether before or after the Closing Date.  BreitBurn shall indemnify and hold harmless AEO with respect to any Asset Taxes for all Tax periods, or portions thereof, after the Effective Time (including Taxes with respect to the Assets allocable to BreitBurn pursuant to Section 1.4(b)) for which AEO is not responsible.

(c) All sales, use, transfer and similar Taxes and all recording fees incurred by or imposed with respect to the transfer of the Assets to BreitBurn pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by, BreitBurn.

(d) The Parties acknowledge and agree that AEO’s transfer of the Assets pursuant to this Agreement to BreitBurn is intended to be treated in part as a contribution to Parent pursuant to Section 721 of the Code and in part as a sale pursuant to Section 707 of the Code, and for purposes of determining the portion of the Consideration treated as sale consideration and the portion of the Assets treated as being sold for purposes of Section 707 of the Code, the Parties agree to treat and report for United States federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) a portion of the Cash Consideration as a reimbursement of “capital expenditures,” within the meaning of Treasury Regulations section 1.707-4(d), to the extent AEO provides BreitBurn with documentation prior to December 15, 2012 that is reasonably adequate to support such treatment and allow for orderly preparation of tax calculations regarding the Assets (including AEO’s adjusted tax basis in the Assets and AEO’s pre-formation capital expenditures in respect of the Assets for the 24 months prior to the Closing Date).

(e) Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to tax matters pertinent to the Assets relating to any tax period beginning before the Effective Date until the expiration of the statute of limitations of the respective tax periods and to abide by all record retention agreements entered into with any Taxing authority.

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Section 7.3 Further Assurances. After Closing, each of AEO and BreitBurn agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.4 Conduct of the Business. From the date hereof until Closing, AEO will (a) operate the Assets in the ordinary course of business (including by maintaining and repairing the Assets) and using commercially reasonable efforts to maintain production at a level generally consistent with the values described in the Ryder Scott 1P Reserve Report dated as of June 30, 2012 covering the same period: (b) operate the Assets in material compliance with all Laws and all Environmental Law and in material compliance with all material contracts binding on AEO; (c) fulfill all material obligations under the material contracts binding on AEO; and (d) promptly provide to BreitBurn daily drilling, completion, and production reports and monthly lease operating statements.

Section 7.5 Confirmation of Information. On or before the Closing, AEO shall supply to BreitBurn production and sales data evidencing production from the Assets and operating expenses and capital expenditures from the Assets since January 1, 2011. Such data shall substantially conform to production and expense data previously supplied to BreitBurn and production reported to state regulatory authorities.

Section 7.6 Preparation and Audit of Financial Statements.

(a) AEO agrees to prepare, at the sole cost and expense of BreitBurn, and deliver prior to Closing, statements of revenues and direct operating expenses and all notes thereto related to the Assets (the “Special Financial Statements”) that will be required of Parent by the SEC, including any notes required to be prepared in accordance with Financial Accounting Standards Board ASC Topic 932 – “Extractive Activities – Oil and Gas”, in connection with any reports, registration statements or other filings to be made by Parent or any of its affiliates related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, in such form that such statements and notes thereto can be audited by AEO’s external audit firm (“AEO’s Auditor”) and reviewed as may be required by AEO’s external independent petroleum reserve engineering firm (“AEO’s Engineer”). The Special Financial Statements shall be prepared (i) as of and for the year ended December 31, 2011 (the “Annual Special Financial Statements”) and (ii) as of and for the nine months ended September 30, 2011 and 2012 (the “Interim Special Financial Statements”). AEO shall cooperate with and permit BreitBurn to review and/or reasonably participate in the preparation of the Special Financial Statements and shall provide BreitBurn and its representatives with reasonable access to AEO’s personnel who engage in the preparation of the Special Financial Statements. At least fifteen days prior to Closing, AEO shall execute and deliver a letter to BreitBurn indicating that (i) carve-out financial statements prepared in accordance with accounting principles generally accepted in the United States and SEC rules and regulations do not exist and (ii) it is not practicable for AEO to prepare such statements.

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(b) AEO shall execute and deliver, or cause to be executed and delivered, to AEO’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by AEO (if the financial statements are subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by AEO’s Auditor, with respect to the Special Financial Statements. BreitBurn agrees that (i) it shall indemnify and hold harmless AEO and provide a defense for AEO (excluding, in each case, the negligence of AEO) with regard to the execution, delivery or any other action related to the provision of (A) any representation letter delivered by AEO to AEO’s Auditor, (B) the Special Financial Statements, and (C) the Annual Special Financial Statements, (ii) BreitBurn shall provide a customary representation letter to AEO’s auditor, if reasonably requested, and (iii) BreitBurn’s and Parent’s existing outside auditors shall provide a customary representation letter to AEO’s auditor, if reasonably requested.

(c) AEO will engage AEO’s Auditor to perform an audit of the Annual Special Financial Statements and shall use commercially reasonable efforts to cause AEO’s Auditor to issue unqualified opinions with respect to the Annual Special Financial Statements (the Annual Special Financial Statements and related audit opinions being hereinafter referred to as the “Audited Special Financial Statements”), and provide its written consent for the use of AEO’s audit reports with respect to the Audited Special Financial Statements in reports, registration statements, or other documents filed by Parent or any of its affiliates under the Securities Act or the Exchange Act, and the rules and regulations thereunder, as needed. AEO will also engage AEO’s Engineer as may be required in connection with the preparation of the Annual Special Financial Statements and shall use commercially reasonable efforts to cause AEO’s Engineer to provide its written consent for the use of AEO’s reserve reports with respect to the Audited Special Financial Statements or disclosure of AEO’s oil and gas reserves in reports, registration statements, or other documents filed by Parent or any of its affiliates under the Securities Act or the Exchange Act, and the rules and regulations thereunder, as needed. BreitBurn shall promptly reimburse AEO for all fees charged by AEO’s Auditor with respect to the preparation and delivery by AEO’s Auditor to BreitBurn of the Audited Special Financial Statements and any other fees charged by AEO’s Auditor and AEO’s Engineer to facilitate Parent’s ongoing compliance with SEC rules and regulations. AEO shall take all reasonable action as may be necessary to facilitate the completion of such audit and delivery of the Audited Special Financial Statements and the delivery of the Interim Special Financial Statements, to BreitBurn or any of its affiliates as soon as reasonably practicable, but not later than the Closing Date.

Section 7.7 Nasdaq Listing. The Common Units comprising the Common Units Consideration will be issued in compliance with all applicable rules of The Nasdaq Global Market. Prior to the Closing Date, Parent will submit to The Nasdaq Global Market a Notification Form: Listing of Additional Common Units with respect to the Common Units comprising the Common Units Consideration.

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Section 7.8 Filing of Parent SEC Documents. Parent agrees that for a period of 12 months following the Closing Date it will file all reports required under rule 144(c) under the Securities Act (“SEC Rule 144”) to be filed by Parent with the SEC to permit AEO to be eligible for reliance on SEC Rule 144 in respect of the resale of the Common Units.

Section 7.9 Information. Within two Business Days following the date hereof, AEO shall supply to BreitBurn and assist in the transfer and transition of, well file information, expense allocation decks, revenue deck information and owner/vendor file information.

Article 8

CLOSING

Section 8.1 Conditions Precedent of AEO. The obligations of AEO under the Agreement are subject, at the sole option of AEO, to the satisfaction, in AEO’s sole opinion, at or prior to the Closing of the following conditions:

(a) Representation and Warranties True at Closing. The representations and warranties of BreitBurn contained in the Agreement or in any certificate or document delivered pursuant to the provisions thereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

(b) Compliance with Agreement. On and as of the Closing Date, BreitBurn shall have performed and complied with all agreements, covenants and conditions required by the Agreement to be performed and complied with prior to or on the Closing Date.

(c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d) Receipt of Third Party Consents. All consents and approvals listed on Exhibit N shall have been received without the imposition of any condition that would be materially adverse to AEO.

(e) Delivery of Consideration. BreitBurn shall have delivered to AEO the Consideration, as the same may be adjusted hereunder, in accordance with the terms hereof.

(f) Execution and Delivery of the Closing Documents. BreitBurn shall have executed, acknowledged and delivered, as appropriate, to AEO all closing documents.

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Section 8.2 Conditions Precedent of BreitBurn. The obligations of BreitBurn under this Agreement are subject, at the option of BreitBurn, to the satisfaction, in BreitBurn’s sole opinion, at or prior to the Closing of the following conditions:

(a) Representation and Warranties True at Closing. The representations and warranties of AEO contained in the Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

(b) Compliance with Agreement. On and as of the Closing Date, AEO shall have performed and complied with all agreements, covenants, and conditions required by the Agreement to be performed and complied with prior to or on the Closing Date.

(c) Consents. AEO shall have obtained consent to assign to BreitBurn those Contracts listed on Exhibit N.

(d) Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(e) Execution and Delivery of the Closing Documents. BreitBurn shall have executed, acknowledged and delivered, as appropriate, to AEO all closing documents.

Section 8.3 Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the parties shall perform, deliver or cause to perform or be delivered to and for each other, among other things, the following:

(a) BreitBurn and AEO shall agree upon a “Closing Settlement Statement,” which shall include adjustments to the Cash Consideration, which are known as of the Closing Date, as provided in Section 2.2.

(b) AEO shall execute and acknowledge (as applicable) and deliver the following:

(i) A deed for the fee properties that are part of the Assets in the form of Exhibit O (“Deed”);

(ii) An Assignment and Bill of Sale in the form of Exhibit P (“Assignment”);

(iii) Letters-in-lieu of transfer orders and other instruments conveying title to the Assets and the production therefrom to BreitBurn;

(iv) Consent to assign those Contracts listed on Exhibit N;

(v) Resolutions evidencing authority to execute and deliver this Agreement and perform its obligations hereunder;

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(vi) Certificates of existence;

(vii) Cross-receipt acknowledging the receipt of the Common Units;

(viii) Certification of the non-foreign status of AEO, in a form and manner which complies with the requirements of Code Section 1445 and the Treasury Regulations thereunder; and

(ix) an officer’s certificate dated as of the Closing Date, certifying that the conditions set forth in Section 8.2 have been fulfilled.

(c) BreitBurn shall execute and acknowledge (as applicable) and deliver the following:

(i) the Deed;

(ii) the Assignment;

(iii) the Consideration pursuant to the provisions of Section 2.1 and as adjusted pursuant to Section 2.2, and resolutions evidencing its authority to enter into this Agreement and the certificate of existence; and

(iv) an officer’s certificate dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 have been fulfilled

(d) The Parties shall execute and deliver any designations of operator required by BreitBurn and any other instruments necessary to effectuate the transfer of operations to BreitBurn.

(e) AEO shall deliver possession of the Assets.

Article 9

POST-CLOSING OBLIGATIONS

Section 9.1 Final Settlement Statement. Not more than 90 days after the Closing, AEO shall prepare and deliver to BreitBurn, in accordance with this Agreement, a “Final Settlement Statement” setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, BreitBurn shall deliver to AEO a written report containing any changes which BreitBurn proposes be made to the Final Settlement Statement. The Parties shall agree with respect to the amounts due pursuant to such post-Closing adjustments no later than 120 days following the Closing. In the event AEO and BreitBurn cannot reach agreement within the specified time frame, all Parties agree to resolve the dispute in accordance with Article 12. The date upon which such agreement is reached or upon which the final Consideration is established shall be called the “Final Settlement Date.” In the event that (i) the final Consideration is more than the consideration as determined at Closing, BreitBurn shall pay to AEO in immediately available funds the amount of such difference, or (ii) if the final Consideration is less than the consideration as determined at Closing, AEO shall pay to BreitBurn in immediately available funds the amount of such difference. Payment by BreitBurn or AEO to the other shall be made within five Business Days of the Final Settlement Date.

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Section 9.2 Additional Payments Received. After the Final Settlement Date, each Party covenants and agrees that it will within 48 hours transfer and deliver to the other Party, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its reasonable efforts not to convert such checks into cash) or other property that it receives which properly belong to the other Party, and will account to such other Party for all such receipts.

Section 9.3 Revenue Processing. AEO shall continue to process, consistent with past practices, revenue distributions for all production months through and including the month of Closing.

Article 10

OBLIGATIONS AND INDEMNITIES

Section 10.1 Retained Obligations. Provided that the Closing occurs, AEO shall retain all obligations and liabilities for, under, relating to or arising from: (a) the payment or improper payment of royalties, rentals and other similar payments set forth in Exhibit A to the extent attributable to pre-Effective Time periods; (b) the Contracts listed in Exhibit C to the extent attributable to pre-Effective Time periods; (c) any claim for personal injury or death relating to the Assets or operation of the Assets to the extent arising out of or attributable to the period prior to the Closing Date; (d) (i) any and all income Taxes, franchise Taxes and similar Taxes imposed by any applicable Law on AEO whether prior to or after the Effective Time, (ii) Asset Taxes allocable to AEO pursuant to Section 1.4(b) taking into account, and without duplication of, such Asset Taxes effectively born by AEO pursuant to Section 1.4(b), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets and (iv) and any all other Taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof) ending before the Effective Time; (e) any litigation matters to the extent attributable to pre-Effective Time periods; (f) any onsite or offsite disposal of Hazardous Substances by AEO or its contractors, prior to the Effective Time; (g) AEO’s employment relationship with its employees and AEO’s employee benefit plans prior the Effective Time; (h) any breach by AEO of any of AEO’s representations and warranties contained in Article 5 (or the corresponding representation and warranty made by AEO in the certificate delivered pursuant to Section 8.3(b)(ix) or its covenants hereunder); (i) the Excluded Assets; (j) liens, security interests and similar charges against the Assets relating to amounts that are being disputed in good faith by AEO as of the date hereof or the Closing Date, as applicable; (k) the obligation to make all revenue distribution, including the payment of all royalties and tax obligations related to the November 2012 production and sales; and (l) the Notice of Violation 5009404 issued by the San Joaquin Valley Air Pollution Control District following a July 25, 2012 inspection (collectively, the “Retained Obligations”).

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Section 10.2 Assumed Obligations. Provided that the Closing occurs, BreitBurn hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), attributable to the time periods after the Effective Time, including those arising out of (a) the terms of the agreements, instruments and obligations comprising part of the Assets, (b) Asset Taxes allocable to BreitBurn pursuant to Section 7.2(a) taking into account, and without duplication of, such Asset Taxes effectively born by BreitBurn under Section 1.4(b), (c) the condition of the Assets occurring after the Effective Time, (d) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (e) obligations to restore the surface of the lands comprising a part of the Assets and obligations to remediate or bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the lands comprising a part of the Assets), to the extent that events giving rise to such obligations, arose, occurred or accrued after the Effective Time; (f) the obligation to make all revenue distribution, including the payment of all royalties and tax obligations related to the December 2012 production and sales; and (g) all invoices from December 1, 2012 forward (collectively, the “Assumed Obligations”).

Section 10.3 Indemnification by AEO.

(a) Subject to the further provisions hereof, upon Closing, AEO shall defend, indemnify and hold harmless BreitBurn, its affiliates and its successors and permitted assigns and their respective unitholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives (collectively, the “BreitBurn Indemnified Parties”), from and against and in respect of any and all Damages, to the extent arising out of or related to:

(i) The Excluded Assets and the Retained Obligations;

(ii) the ownership or operation of any of the Assets by AEO prior to the Effective Date (“AEO’s Indemnification Period”);

(iii) any breach of any representation or warranty (other than any of AEO’s Fundamental Representations and the representations and warranties in Section 5.18) made by AEO in Article 5 or in any certification in the certificate delivered by AEO to BreitBurn at Closing pursuant to Section 8.3(b); provided that for purposes of determining whether any representations and warranties have been breached, all materiality qualifications contained in such representations and warranties shall be disregarded;

(iv) any breach of any Fundamental Representation made by AEO or in any certification in the certificate delivered by AEO to BreitBurn at Closing pursuant to Section 8.3(b); provided that for purposes of determining whether any representations and warranties have been breached, all materiality qualifications contained in such representations and warranties shall be disregarded;

(v) any breach of any representation or warranty in Section 5.18; and

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(vi) any breach of any covenant, agreement or undertaking made by AEO in this Agreement.

(b) Limitations on AEO’s Indemnity Obligations. The obligation to indemnify BreitBurn Indemnified Parties set forth in Section 10.3(a) shall be subject to each of the following limitations:

(i) AEO’s indemnification obligations under Section 10.3(a)(i), Section 10.3(a)(ii) and Section 10.3(a)(iv) shall survive without the limitation of time.

(ii) AEO’s indemnification obligations under Section 10.3(a)(iii) shall survive until the date that is eighteen months from the Closing Date;

(iii) AEO’s indemnification obligations under Section 10.3(a)(v) shall survive until ninety days after the expiration of any statutes of limitations; and

(iv) AEO’s indemnification obligations under Section 10.3(a)(vi) shall survive to the extent the covenants, agreements or undertakings referred to therein are (A) performable on or prior to Closing, the indemnification obligations shall survive until the date that is eighteen months following the Closing or (B) performable after Closing, the indemnification obligations shall continue for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed.

(v) Any individual indemnification claim for Damages asserted by BreitBurn or any other BreitBurn Indemnified Parties under Section 10.3(a)(iii) must equal or exceed the sum of $25,000 (damages below that amount shall be referred to as “De Minimis BreitBurn Losses”); and any individual indemnification claim for Damages asserted by BreitBurn or any BreitBurn Indemnified Parties that does not meet or exceed the De Minimis BreitBurn Losses shall be excluded in their entirety, and AEO, shall have no liability hereunder to BreitBurn or any other BreitBurn Indemnified Parties for any such individual indemnification claim for Damages that does not meet or exceed the De Minimis BreitBurn Losses;

(vi) To the extent that BreitBurn or BreitBurn Indemnified Parties timely assert indemnification claims for Damages which individually meet or meet or exceed the De Minimis BreitBurn Losses (each, a “Material Claim,” and, collectively, the “Material Claims”), AEO shall have no indemnification, reimbursement or payment obligations for any Damages pursuant to Section 10.3(a)(iii), unless and until the cumulative aggregate amount of all Material Claims exceed an amount equal to 3% of the Consideration (the “AEO Basket”) in which case AEO shall be liable for all such Material Claims up to an amount equal to 20% of the Consideration.

(c) Exclusive Remedy. The indemnities provided in this Section 10.3 shall survive Closing, as contemplated in Sections 10.3(b)(i)-(vi). The indemnity provided in this Section 10.3 and the special warranty in the Deed shall be the sole and exclusive remedies of BreitBurn and any other BreitBurn Indemnified Parties from and after Closing against AEO, at law, in equity or otherwise, relating to this Agreement (including any alleged breach hereof) or the transactions contemplated hereby.

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(d) Claim Procedure. BreitBurn shall give AEO prompt written notice of any third party claim or other Damages claims which may give rise to any indemnity obligation under this Section 10.3, together with the estimated amount of such action or Damages, and AEO shall have the right to assume the defense of any such action through counsel of its own choosing, by so notifying BreitBurn within sixty days of receipt of BreitBurn’s written notice; provided, however, that AEO’s counsel shall be reasonably satisfactory to BreitBurn. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If BreitBurn desires to participate in, but not control, any such defense assumed by AEO, it may do so at its sole cost and expense. If AEO declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such action incurred by BreitBurn, including reasonable fees and disbursements of counsel in the event it is ultimately determined that AEO is liable for such action pursuant to the terms of this Agreement. If AEO has assumed any such defense, but thereafter AEO has failed to diligently maintain such defense, then BreitBurn shall give AEO written notice thereof and, if AEO does not take reasonable action to remedy such failure within thirty days after receipt, then BreitBurn may assume such defense and AEO shall continue to be liable for all reasonable costs and expenses incurred in defending such actions, provided that BreitBurn thereafter diligently maintains such defense and is commercially reasonable (given the size and nature of the claim involved) in the manner of defense and the costs and expenses incurred.

Section 10.4 Indemnification by BreitBurn.

(a) General Indemnity from BreitBurn; Assumed Obligations. Except to the extent AEO has an indemnification obligation under Section 10.3, upon Closing, BreitBurn shall defend, indemnify and hold harmless AEO, its affiliates and its successors and permitted assigns and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives (collectively, the “AEO Indemnified Parties”), from and against and in respect of any and all Damages to the extent arising out of or related to:

(i) the ownership or operation of any of the Assets by BreitBurn on or after the Closing Date and the Assumed Obligations in each case effective as of the Effective Time (“BreitBurn’s Indemnification Period”);

(ii) any breach of any representation or warranty (other than any of BreitBurn’s Fundamental Representations) made by BreitBurn in Article 6 or in any certification in the certificate delivered by BreitBurn to AEO at Closing pursuant to Section 8.3(c); provided that for purposes of determining whether any representations and warranties have been breached, all materiality qualifications contained in such representations and warranties shall be disregarded;

(iii) any breach of any Fundamental Representation made by BreitBurn or in any certification in the certificate delivered by BreitBurn to AEO at Closing pursuant to Section 8.3(c); provided that for purposes of determining whether any representations and warranties have been breached, all materiality qualifications contained in such representations and warranties shall be disregarded; and

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(iv) any breach of any covenant, agreement or undertaking made by BreitBurn in this Agreement.

(b) Limitations on BreitBurn’s Indemnity Obligations. The obligation to indemnify AEO Indemnified Parties set forth in Section 10.4(a) shall be subject to each of the following limitations:

(i) BreitBurn’s indemnification obligations under Section 10.4(a)(i) and Section 10.4(a)(iii) shall survive without the limitation of time;

(ii) BreitBurn’s indemnification obligations under Section 10.4(a)(ii) shall survive until the date that is eighteen months from the Closing Date;

(iii) BreitBurn’s indemnification obligations under Section 10.4(a)(iv) shall survive to the extent the covenants, agreements or undertakings referred to therein are (A) performable on or prior to Closing, the indemnification obligations shall survive until the date that is eighteen months following the Closing or (B) performable after Closing, the indemnification obligations shall continue for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed; and

(iv) To the extent that AEO or AEO Indemnified Parties timely assert indemnification claims for Damages which individually meet or meet or exceed the De Minimis AEO Losses (each, a “Material Claim,” and, collectively, the “Material Claims”), BreitBurn shall have no indemnification, reimbursement or payment obligations for any Damages pursuant to Section 10.4(a)(ii) (except with regard to Section 6.5), in excess of an amount equal to 20% of the Consideration.

(c) Exclusive Remedy. The indemnities provided in this Section 10.4 shall survive Closing, as contemplated in Sections 10.4(b)(i)-(iv). The indemnity provided in this Section 10.4 shall be the sole and exclusive remedies of AEO and any other AEO Indemnified Parties from and after Closing against BreitBurn, at law, in equity or otherwise, relating to this Agreement (including any alleged breach hereof) or the transactions contemplated hereby.

(d) Claim Procedures. AEO shall give BreitBurn prompt written notice of any third party action or other Damages claims which may give rise to any indemnity obligation under this Section 10.4, together with the estimated amount of such action or Damage, and BreitBurn shall have the right to assume the defense of any such action through counsel of its own choosing, by so notifying AEO within sixty days of receipt of AEO’s written notice; provided, however, that BreitBurn’ counsel shall be reasonably satisfactory to AEO. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If AEO desires to participate in any such defense assumed by BreitBurn it may do so at its sole cost and expense. If BreitBurn declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such action incurred by AEO, including reasonable fees and disbursements of counsel in the event it is ultimately determined that BreitBurn is liable for such action pursuant to the terms of this Agreement. If BreitBurn has assumed any such defense, but thereafter BreitBurn has failed to diligently maintain such defense, then AEO shall give BreitBurn written notice thereof and, if BreitBurn does not take reasonable action to remedy such failure within thirty days after receipt, then AEO may assume such defense and BreitBurn shall continue to be liable for all reasonable costs and expenses incurred in defending such actions, provided that AEO diligently maintains such defense and is commercially reasonable (given the size and nature of the claim involved) in the manner of defense and the costs and expenses incurred. BreitBurn shall not, without the written consent of a AEO Indemnified Party, settle any action or claim against such AEO Indemnified Party or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the AEO Indemnified Party’s liability with respect to such action or claim (including, in the case of a settlement, an unconditional written release of the AEO Indemnified Party from all further liability in respect of such action or claim) or (ii) would result in the imposition of a consent order, injunction or decree which would materially and adversely restrict the future activity or conduct of the AEO Indemnified Party, other than conduct which violates a Law.

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Article 11

INDEPENDENT INVESTIGATION AND DISCLAIMER

The express representations of AEO set forth in this Agreement and the Deed are exclusive and in lieu of any and all other representations. OTHER THAN AS EXPRESSLY STATED TO THE CONTRARY HEREIN OR IN THE DEED:

Section 11.1 DISCLAIMER. AEO DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BREITBURN, INCLUDING ANY STATEMENTS, REPRESENTATIONS, OPINIONS, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED AS AN ACCOMMODATION TO BREITBURN BY AN OFFICER, SHAREHOLDER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF AEO, OR ANY ENGINEER OR ENGINEERING FIRM, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DEED, OR THE ASSIGNMENT, AEO MAKES ABSOLUTELY NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (i) TITLE TO ANY OF THE SUBJECT PROPERTY; (ii) THE ABILITY OF ANY COMPONENT OF THE SUBJECT PROPERTY TO PRODUCE ANY HYDROCARBONS; (iii) THE AMOUNTS, QUALITY OR DELIVERABILITY OF HYDROCARBON RESERVES ATTRIBUTABLE TO THE SUBJECT PROPERTY, OR ANY PART THEREOF; (iv) GEOLOGICAL GEOPHYSICAL OR OTHER INTERPRETATION OF ANY ECONOMIC EVALUATION; (v) PRESENT OR FUTURE SALES PRICES, OPERATING COSTS, OR OTHER ECONOMIC FACTORS; (vi) THE CONDITION OR STATE OF REPAIR OF ANY WELL OR EQUIPMENT RELATING TO THE SUBJECT PROPERTY; AND (vii) THE ENVIRONMENTAL CONDITION OF THE SUBJECT PROPERTY. BREITBURN ACKNOWLEDGES AND AFFIRMS THAT IT HAS EXERCISED ITS RIGHT TO INSPECT THE SUBJECT PROPERTY AND EACH COMPONENT THEREOF; HAS SATISFIED ITSELF AS TO ITS PHYSICAL AND ENVIRONMENTAL CONDITIONS, BOTH SURFACE AND SUBSURFACE; AND FURTHER THAT BREITBURN HAS MADE ITS OWN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE SUBJECT PROPERTY, AND EACH COMPONENT THEREOF (INCLUDING BREITBURN’S OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THE PETROLEUM, NATURAL GAS AND OTHER HYDROCARBON RESERVES IF ANY RESPECTING EACH COMPONENT OF THE ASSET OR PROPERTY). THE PERSONAL PROPERTY (SURFACE AND SUBSURFACE) CONVEYED AS PART OF THE SUBJECT PROPERTY ARE SOLD HEREUNDER WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED OR STATUTORY, REGARDING THE CONDITION OR STATE OF REPAIR OF ANY OF THE EQUIPMENT COMPRISING PART OF THE ASSETS. THE FOREGOING DISCLAIMERS BY AEO SHALL NOT LIMIT ANY REPRESENTATION, WARRANTY, OR INDEMNITY ELSEWHERE PROVIDED IN THIS AGREEMENT, THE ASSIGNMENT OR THE DEED.

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Section 11.2 Independent Investigation. BreitBurn represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as AEO and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of AEO, and the books, records and files of AEO relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, BreitBurn has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article 5, and not on any other representations or warranties of AEO or any other Person or entity.

Article 12

DISPUTE RESOLUTION

Section 12.1 General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to the calculation of the Final Settlement Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article 12.

Section 12.2 Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, AEO shall nominate and commit one of its senior officers, and BreitBurn shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 12.3.

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Section 12.3 Dispute Resolution by Independent Expert.

(a) Each Party shall have the right to submit disputes regarding calculation of the Final Settlement Statement or revisions thereto, to an independent expert appointed in accordance with this Section 12.3 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 12.3).

(b) Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules of the American Arbitration Association to the extent such Rules do not conflict with applicable Law or the provisions of this Agreement. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c) The charges and expenses of the arbitrator shall be shared equally by AEO and BreitBurn.

(d) Any arbitration hearing held pursuant to this Section 12.3 shall be held in Los Angeles, California.

Section 12.4 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN AEO AND BREITBURN UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 12.3) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article 13

TERMINATION

Section 13.1 Events of Termination.

This Agreement may be terminated:

(a) By mutual written consent of BreitBurn and AEO; or

(b) By either Party (other than through the failure of such Party to comply fully with its obligations under this Agreement), if the Closing has not occurred on or before December 31, 2012.

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Section 13.2 Effect of Termination. A Party shall not have the right to terminate this Agreement under Section 13.1 if it is then in breach of this Agreement. If this Agreement is terminated in accordance with Section 13.1, such termination shall be without liability to either Party, except with respect to a Party who has willfully breached this Agreement.

Article 14

MISCELLANEOUS

Section 14.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 14.2 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to AEO:	American Energy Operations, Inc.

550 North Brand Boulevard
Suite 1960
Glendale, CA 91203
Attn: Joseph J. Grigg Jr.
Phone: (818)549-9993 (Ext. 13)
Fax: (818) 549-0147

With a copy to:	Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.
Los Angeles, California, 90064
Attn: Craig Moyer & Gordon Bava
Phone: (310) 312-4000
Fax: (310) 312-4224

If to BreitBurn:	BreitBurn Operating L.P.

515 S. Flower Street, Suite 4800
Los Angeles, California 90071
Attn: Gregory C. Brown, General Counsel
Phone: (213) 225-5900
Fax: (213) 225-5916

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 14.3 Expenses. All expenses incurred by a Party in connection with or related to the authorization, preparation or execution of this Agreement, the Deed, the Assignment and other instruments delivered hereunder and the Exhibits and schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by such Party, shall be borne solely and entirely by such Party.

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Section 14.4 Governing Law and Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS,  EXCEPT THAT THE PROVISIONS OF THIS AGREEMENT RELATING TO THE COMMON UNITS (INCLUDING WITHOUT LIMITATION SECTIONS 1.1, 2.1, 2.3, 2.4, 6.5, 6.6, 7.7 AND 7.8) AND THE INTERNAL AFFAIRS OF BREITBURN AND PARENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES RELATING THERETO SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN THE FEDERAL OR STATE DISTRICT COURTS LOCATED IN CALIFORNIA.

Section 14.5 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 14.6 Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.7 Assignment. No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 14.8 Entire Agreement. This Agreement and the documents to be executed hereunder, including the Assignment and the Deed, and the annexes, exhibits and schedules attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, including the Nondisclosure and Confidentiality Agreement between BreitBurn Management Company, LLC and AEO dated September 18, 2012.

Section 14.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by both parties. No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 14.10 No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person other than BreitBurn and AEO to any claims, remedy or right of any kind, except as to those rights expressly provided to AEO Indemnitees and BreitBurn Indemnitees.

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Section 14.11 References. In this Agreement: references to any gender includes a reference to all other genders; references to the singular includes the plural, and vice versa; reference to any Article, Section or Paragraph means an Article, Section or Paragraph of this Agreement; reference to any Exhibit or schedule means an Exhibit or schedule to this Agreement, all of which are incorporated into and made a part of this Agreement. Unless expressly provided to the contrary, “hereunder,” “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement. “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and the word “or” is not exclusive.

Section 14.12 Construction. BreitBurn is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of AEO and BreitBurn has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 14.13 Limitation on Damages. NOTWITHSTANDING ANYTHING HEREIN WHICH MAY APPEAR TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 14.14 Timing. Time is of the essence in this Agreement.

Section 14.15 Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect, and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

(SEE SIGNATURE PAGE BELOW)

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IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

AEO:		BREITBURN:

AMERICAN ENERGY OPERATIONS, INC., a California corporation		BREITBURN OPERATING L.P., a Delaware limited partnership

By:	/s/ Joseph J. Grigg, Jr.	By:	BREITBURN OPERATING GP, LLC,
	Joseph J. Grigg, Jr.		a Delaware limited liability company,
	President		its General Partner

		By:	/s/ Halbert S. Washburn
Halbert S. Washburn
Chief Executive Officer

PARENT:

BREITBURN ENERGY PARTNERS L.P., a Delaware limited partnership

		By:	BREITBURN GP LLC,
a Delaware limited liability company,
its, General Partner

		By:	/s/ Halbert S. Washburn
Halbert S. Washburn
Chief Executive Officer

Signature Page

Annex A

Definitions

For purposes of this Agreement, the following definitions shall apply:

(a) “Asset Taxes” means all ad valorem, property, excise, severance, sales, use, production or similar Taxes (including any interest, fine, penalty or addition to Tax imposed by a taxing authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of hydrocarbons therefrom but excluding: (i) income, capital gains, franchise and similar Taxes and (b) Transfer Taxes.

(b) “Business Day” means any day except Saturday, Sunday or any day on which federally chartered banks in the United States are required to be closed.

(c) “Damages” shall mean any and all damages, incurred with respect to any and all demands, claims, lawsuits, proceedings, arbitrations, investigations and other actions, causes of action, judgments, injunctions, awards, settlements, obligations, losses, liabilities, costs and expenses, including reasonable attorney fees, court costs, investigative and preparation expenses incurred in connection with any of the foregoing.

(d) “Environment” shall mean any soil, land surface or subsurface strata, surface waters (including, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life (including without any limitation any species identified as “threatened” or “endangered” or similar designation under any Environmental Law), and any other natural resource or medium related to the foregoing.

(e) “Environmental Condition” shall mean (a) a Release or threatened Release of a Hazardous Substance at or from any of the Assets that exists as of the date hereof that is or was required to be reported to a Governmental Authority pursuant to Environmental Law or (b) the existence as of the date hereof, of any Hazardous Substance in the Environment on or at the Assets or any environmental pollution, contamination, degradation, damage or injury caused by or related to the operation of any of the Assets that constitutes a violation, or for which remedial or corrective action is presently required (or if known, would be presently required), under Environmental Law.

(f) “Environmental Law” shall mean any and all federal, state, local, tribal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health, pollution or protection of the Environment, conservation of resources (including threatened or endangered species), natural resource damages, or worker health and safety, including all of those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, remediation, Release, threatened Release, control or cleanup of any Hazardous Substances, as such of the foregoing are enacted or in effect, prior to, on or after the date hereof. The term “Environmental Law” includes without limitation (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), 42 USC Sections 9601, et seq., (ii) the federal Resource Conservation and Recovery Act, as amended, 42 USC Sections 6901, et seq., (iii) the federal Hazardous Materials Transportation Law, 49 USC Sections 5101 et seq., and any regulations promulgated thereunder.

(g) “Environmental Liabilities” shall mean any and all liabilities, responsibilities, obligations, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Law), injunction, judgment or similar ruling or act (including settlements) by any Governmental Entity which results in violation of, or a remedial obligation under, any Environmental Law which is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets, or (b) pursuant to any claim or cause of action by a Governmental Entity or other person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of ownership or operation of the Assets including a release of Hazardous Substances or any violation of, or any remediation obligation under, any Environmental Law. The term “Environmental Liabilities” shall not include any requirement to plug and abandon wells or equipment located on the Assets.

(h) “Fundamental Representations” shall mean, with regard to AEO, the representations in Sections 5.1, 5.2, 5.3, 5.4 and 5.19, and with regard to BreitBurn, the representations in Sections 6.1, 6.2 and 6.6.

(i) “Governmental Entity” shall mean any federal, state or local government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, in each case within the United States of America.

(j) “Hazardous Substances” shall mean and include each substance, waste or material regulated, designated, classified, defined, characterized or regulated as a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law, including any petroleum, petroleum by-products, natural gas or natural gas liquids Released into the Environment, asbestos, or asbestos-containing material, urea formaldehyde insulation, hydrogen sulfide or polychlorinated biphenyls.

(k) “Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations that are promulgated, issued or enacted by a Governmental Authority having jurisdiction (including any Environmental Law).

(l) “Partnership Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of BreitBurn Energy Partners L.P., dated as of October 10, 2006, as amended.

(m) “Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, disposing or other release into the Environment or the movement of any Hazardous Substances through the air, soil, surface water or groundwater, whether intentional or unintentional.

(n) “Subsidiary” of any person shall mean any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

(o) “Tax” or “Taxes” means (A) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Taxing authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (B) any interest, fine, penalty or additions to tax imposed by a Taxing authority in connection with any item described in clause (A), and (C) any liability in respect of any item described in clauses (A) or (B) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

(p) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing authority with respect to any Tax.